NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
THIRD-QUARTER AND NINE-MONTH 2006 RESULTS
AND UPDATES DEVELOPMENT ACTIVITIES

HIGHLIGHTS
•	Third-quarter 2006 net income totaled $1.2 million, $0.16 per share, compared with $3.3 million, $0.44 per share, in the year-ago quarter.
•
Third-quarter 2006 real estate revenues totaled $7.9 million, compared with $11.6 million in the third quarter of 2005. The 2005 period included the sale of a 38-acre tract for $5.0 million. A total of 77 lots sold in the third quarter of 2006, compared with 40 lots in the third quarter of 2005.

•
The Escarpment Village project is approximately 93 percent leased at September 30, 2006. Construction of a second office building at 7500 Rialto was completed in September 2006 and is 50 percent leased.

•	For the fourth quarter of 2006, Stratus’ scheduled real estate sales under existing homebuilder lot sale contracts include the following:
o	35 lots in its Circle C community for $2.1 million
o	15 lots at its Deerfield project for $1.0 million
o	3 lots at its Wimberly Lane Phase II subdivision in the Barton Creek community for $0.5 million

	Third Quarter		Nine Months
	2006	2005	2006	2005
	(In Thousands, Except Per Share Amounts)
Revenues	$9,850	$12,146	$54,415	$22,052
Operating income	1,466	3,389	21,691	3,819
Net income applicable to common stock:
Net income from continuing operations	$1,265	$3,294	$27,641	$3,549
(Loss) income from discontinued operations,
including net gain on sale	(84)	25	7,617	178
Net income applicable to common stock	$1,181	$3,319	$35,258	$3,727
Diluted net income (loss) per share of
common stock:
Continuing operations	$0.17	$0.44	$3.61	$0.47
Discontinued operations	(0.01)	-	0.99	0.02
Diluted net income per share of
common stock	$0.16	$0.44	$4.60	$0.49

Diluted average shares of common stock
outstanding	7,617	7,605	7,658	7,649

AUSTIN, TX, November 9, 2006 - Stratus Properties Inc. (NASDAQ: STRS) reported net income of $1.2 million, $0.16 per share, for the third quarter of 2006, compared to $3.3 million, $0.44 per share, for the third quarter of 2005. For the nine months ended September 30, 2006, Stratus reported net income of $35.3 million, $4.60 per share, compared with $3.7 million, $0.49 per share, for the nine months ended September 30, 2005. Net income from continuing operations totaled $1.3 million, $0.17 per share, for the third quarter of 2006, compared to $3.3 million, $0.44 per share, for the third quarter of 2005; and $27.6 million, $3.61 per share, for the nine months ended September 30, 2006, compared to $3.5 million, $0.47 per share, for the nine months ended September 30, 2005. Net income from continuing operations for the first nine months of 2006 included a $6.4 million, $0.84 per share, tax benefit resulting from the reversal of a portion of Stratus’ deferred tax asset valuation allowance.

As a result of Stratus’ decision during the fourth quarter of 2005 to sell its two 7000 West office buildings at Lantana, the related assets, liabilities, results of operations and cash flows have been segregated in Stratus’ financial statements as “discontinued operations.” On March 27, 2006, Stratus sold 7000 West for $22.3 million, resulting in a net after-tax gain of $7.3 million, $0.95 per share, in the first nine months of 2006. Other than the gain from the sale of 7000 West, net income from discontinued operations was $0.4 million, $0.05 per share, in the first nine months of 2006, compared with $0.2 million, $0.02 per share, in the year-ago period.

Real Estate Revenues. Improved market conditions in the Austin area have resulted in increased lot sales in the first nine months of 2006. Property sales for the third-quarter and nine-month periods of 2006 and 2005 included the following (revenues in thousands):

	Third Quarter
	2006		2005
	Lots	Revenues	Lots	Revenues
Residential Properties:
Barton Creek
Calera Drive	5	$2,065	5	$2,110
Calera Court Courtyard Homes	1	610	-	-
Mirador Estate	1	553	-	-
Wimberly Lane Phase II
Standard Homebuilder	4	686	4	615
Escala Drive Estate	-	-	4	2,218

Circle C
Meridian	51	3,013	-	-

Deerfield	15	1,007	27	1,660
Total Residential	77	$7,934	40	$6,603

	Nine Months
	2006		2005
	Lots	Revenues	Lots	Revenues
Residential Properties:
Barton Creek
Calera Drive	23	$9,919	5	$2,110
Calera Court Courtyard Homes	5	2,922	-	-
Mirador Estate	6	3,306	6	3,292
Wimberly Lane Phase II
Standard Homebuilder	9	1,469	7	1,092
Estate	-	-	5	1,551
Escala Drive Estate	-	-	7	3,992

Circle C
Meridian	133	7,804	-	-

Deerfield	45	3,021	56	3,443
Total Residential	221	$28,441	86	$15,480

Undeveloped property sales during the first nine months of 2006 included the first-quarter sale of a 7.5-acre tract in the Barton Creek community for $1.5 million and the second-quarter sale of a 58-acre tract at Lantana to Advanced Micro Devices, Inc. (AMD) for $21.2 million. During the third quarter of 2005, Stratus sold a 38-acre tract in the Barton Creek community for $5.0 million.

Rental Income. For the third quarter of 2006, Stratus earned $1.2 million in rental income, compared to $0.4 million for the 2005 period. In 2006, Stratus began earning rental income from its Escarpment Village project that was substantially completed in the second quarter of 2006. Rental income from Escarpment Village totaled $0.8 million in the third quarter of 2006 and $1.3 million in the first nine months of 2006. The majority of the balance of Stratus’ rental income in the third quarter of 2006 and all of the rental income in 2005 is primarily from Stratus’ nearly 100 percent leased 75,000-square-foot office building at 7500 Rialto Boulevard. In September 2006, Stratus began leasing its second 75,000-square-foot office building at 7500 Rialto Boulevard.

Development Activities. Lantana - In April 2006, Stratus sold a 58-acre tract at its Lantana community for $21.2 million to AMD, recognizing a second-quarter 2006 gain of $15.6 million to net income or $2.04 per share on the sale. Lantana is a partially developed, mixed-use project with remaining Stratus entitlements for approximately 1.9 million square feet of office and retail use on 223 acres. Regional utility and road infrastructure is in place with capacity to serve Lantana at full build-out permitted under Stratus’ existing entitlements.

At September 30, 2006, Stratus’ first office building at 7500 Rialto Boulevard had an occupancy rate of approximately 96 percent. In response to increased demand for office space within Lantana, in January 2006 Stratus commenced construction of a second 75,000-square-foot office building at 7500 Rialto Boulevard which was completed in September 2006. As of September 30, 2006, Stratus had leased approximately 50 percent of the second office building.

Calera - During 2004, Stratus completed construction of four courtyard homes at Calera Court within the Barton Creek community. Calera Court, the initial phase of the “Calera” subdivision, will include 16 courtyard homes on 16 acres. The second phase of Calera, Calera Drive, consisting of 53 single-family lots, many of which adjoin the Fazio Canyons golf course, received final plat and construction permit approval in 2005. In the third quarter of 2005, development of these lots was completed and the initial five lots were sold for $2.1 million. Development of the third and last phase of Calera, which will include approximately 70 single-family lots, is expected to commence by the end of 2006.

Wimberly Lane Phase II - In May 2004, Stratus entered into a contract with a national homebuilder to sell 41 lots within the Wimberly Lane Phase II subdivision in the Barton Creek community. In June 2004, the homebuilder paid Stratus a non-refundable $0.6 million deposit for the right to purchase the 41 lots. The deposit was used to pay ongoing development costs of the lots. The deposit will be applied against subsequent purchases of lots by the homebuilder after certain thresholds are achieved and will be recognized by Stratus as income as lots are sold. The lots are being sold on a scheduled takedown basis, with the initial six lots sold in December 2004 following completion of subdivision utilities, and then an average of three lots per quarter beginning in June 2005. The average purchase price for each of the 41 lots is $150,400, subject to a six percent annual escalator commencing in December 2004.

Circle C Community - Stratus has commenced development activities at the Circle C community based on the entitlements secured in its Circle C settlement with the City of Austin. The Circle C settlement, as amended in 2004, permits development of 1.16 million square feet of commercial space and 1,334 residential units, including 504 multi-family units and 830 single family residential lots. The preliminary plan has been approved for Meridian, an 800-lot residential development at the Circle C community. In October 2004, Stratus received final City of Austin plat and construction permit approvals for the first phase of Meridian, and construction commenced in January 2005. During the first quarter of 2005, Stratus contracted to sell a total of 494 lots in its Meridian project to three national homebuilders in four phases. Sales for each of the four phases commence upon substantial completion of development for that phase, and continue every quarter until all of the lots have been sold. The first phase, which includes 134 lots, was substantially completed at the end of 2005. Development of the second phase of 134 lots commenced in the third quarter of 2005 and was substantially completed in March 2006. Stratus estimates its sales from the first two phases of Meridian will total at least 35 lots for $2.1 million during the fourth quarter of 2006.

The grand opening of Escarpment Village, a 168,000-square-foot retail project anchored by a grocery store at the Circle C community, occurred in May 2006. As of September 30, 2006, Escarpment Village had leases for 156,000 square feet or 93 percent of its available space.

Deerfield - In January 2004, Stratus acquired the Deerfield property in Plano, Texas, for $7.0 million. The property was zoned and subject to a preliminary subdivision plan for 234 residential lots. In February 2004, Stratus executed an Option Agreement and a Construction Agreement with a national homebuilder. Pursuant to the Option Agreement, the homebuilder paid Stratus $1.4 million for an option to purchase all 234 lots over 36 monthly take-downs. The net purchase price for each of the 234 lots was $61,500, subject to certain terms and conditions. The $1.4 million option payment is non-refundable, but will be applied against subsequent purchases of lots by the homebuilder after certain thresholds are achieved and will be recognized by Stratus as income as lots are sold. The Construction Agreement requires the homebuilder to complete development of the entire project by March 15, 2007. Stratus agreed to pay up to $5.2 million of the homebuilder’s development costs. The homebuilder must pay all property taxes and maintenance costs. In February 2004, Stratus entered into a $9.8 million three-year loan agreement with Comerica Bank (Comerica) to finance the acquisition and development of Deerfield. Development is proceeding on schedule and Stratus had no amounts outstanding under the loan at September 30, 2006. The initial lot sale occurred in November 2004 and subsequent lot sales are on schedule. In October 2005, Stratus executed a revised agreement with the homebuilder, increasing the lot sizes and average purchase price to $67,150 based on a new total of 224 lots. Stratus expects 15 lot sales for $1.0 million to be completed during the fourth quarter of 2006.

Crestview Station - In November 2005, Stratus formed a joint venture partnership with Trammell Crow Central Texas Development, Inc. to acquire an approximate 74-acre tract at the intersection of Airport Boulevard and Lamar Boulevard in Austin, Texas, for $7.7 million. With its joint venture partner, Stratus has commenced brown-field remediation and permitting of the property, known as the Crestview Station project, which is located on the commuter rail line recently approved by City of Austin voters. Crestview station is planned for single-family, multi-family, retail and office development, with closings on the single-family and multi-family components expected to occur in 2007 upon completion of the remediation.

The Crestview Station property is divided into three distinct parcels - one containing approximately 46 acres, a second consisting of approximately 27 acres and a third 0.5-acre tract. The joint venture partnership has contracted with a nationally recognized remediation firm to demolish the existing buildings and remediate the 27-acre and 0.5-acre tracts in preparation for residential permitting. Under the terms of the remediation contract, the joint venture partnership will pay the contractor approximately $4.9 million upon completion of performance benchmarks and certification by the State of Texas that the remediation is complete. The contractor is required to pay all costs associated with the remediation and to secure an environmental liability policy with $10.0 million of coverage remaining in place for a 10-year term. Pursuant to the agreement with the contractor, all environmental and legal liability was assigned to and assumed by the contractor effective November 30, 2005.

Downtown Austin Project - In April 2005, the City of Austin selected Stratus’ proposal to develop a mixed-use project in downtown Austin immediately north of the new City Hall complex. The project includes an entire city block and is suitable for a mixture of retail, office, hotel, residential and civic uses. Stratus has entered into negotiations with the City of Austin to reach agreement on the project’s design and transaction terms and structure. As of September 30, 2006, Stratus has deferred $2.6 million of costs related to this project.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.
____________________________

CAUTIONARY STATEMENT. This press release contains certain forward-looking statements regarding proposed real estate sales and development activities at the Lantana community, the Barton Creek community, the Circle C community, Deerfield and the proposed development of a mixed-use project in downtown Austin. Important factors that might cause future results to differ from those projections include economic and business conditions, the availability of financing, regulatory approvals and environmental regulations, which are described in more detail in Stratus’ 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on our web site, www.stratusproperties.com.

# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006		2005
Revenues:
Real estate	$7,934	$11,603	$50,686		$20,480
Rental income	1,170	364	2,433		983
Commissions, management fees and other	746	179	1,296		589
Total revenues	9,850	12,146	54,415		22,052
Cost of sales:
Real estate, net	5,633	7,074	24,864		13,063
Rental	710	378	1,612		1,060
Depreciation	458 [a]	193	1,043	[a]	572
Total cost of sales	6,801	7,645	27,519		14,695
General and administrative expenses	1,583	1,112	5,205		3,538
Total costs and expenses	8,384	8,757	32,724		18,233
Operating income	1,466	3,389	21,691		3,819
Interest expense, net	(335)	(129)	(805)		(361)
Interest income	122	34	324		91
Income from continuing operations before
income taxes	1,253	3,294	21,210		3,549
Benefit from income taxes	12	-	6,431	[b]	-
Income from continuing operations	1,265	3,294	27,641		3,549
(Loss) income from discontinued operations
(including a gain on sale of $7,264 in the 2006
nine-month period, net of taxes of $84 in the
third quarter of 2006 and $2,498 in the 2006
nine-month period)[c]	(84)	25	7,617		178
Net income applicable to common stock	$1,181	$3,319	$35,258		$3,727

Basic net income (loss) per share of common stock:
Continuing operations	$0.17	$0.46	$3.79		$0.49
Discontinued operations[c]	(0.01)	-	1.05		0.03
Basic net income per share of common stock	$0.16	$0.46	$4.84		$0.52

Diluted net income (loss) per share of common stock:
Continuing operations	$0.17	$0.44	$3.61		$0.47
Discontinued operations[c]	(0.01)	-	0.99		0.02
Diluted net income per share of common stock	$0.16	$0.44	$4.60		$0.49

Average shares of common stock outstanding:
Basic	7,317	7,203	7,288		7,211
Diluted	7,617	7,605	7,658		7,649

a.	Includes depreciation on the Escarpment Village project which opened in 2006.
b.	Includes a $6.4 million, $0.88 per basic share and $0.84 per diluted share, tax benefit resulting from the reversal of a portion of Stratus’ deferred tax asset valuation allowance.
c.	Relates to the operations of 7000 West, which Stratus sold on March 27, 2006.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	September 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of
$116 and $387, respectively	$5,665	$1,901
Accounts receivable	607	469
Deposits, prepaid expenses and other	3,832	849
Discontinued operations[a]	-	12,230
Total current assets	10,104	15,449
Real estate, commercial leasing assets and facilities, net:
Property held for sale - developed or under development	96,752	127,450
Property held for sale - undeveloped	16,255	16,071
Property held for use, net	46,891	9,452
Investment in Crestview	3,800	3,800
Deferred tax asset	6,468	-
Other assets	7,423 [b]	1,664
Total assets	$187,693	$173,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$8,654	$6,305
Accrued interest, property taxes and other	5,198	3,710
Current tax liability	769	-
Current portion of long-term debt	307	169
Discontinued operations[a]	-	12,036
Total current liabilities	14,928	22,220
Long-term debt	32,444	50,135
Other liabilities	7,634	7,364
Total liabilities	55,006	79,719

Stockholders’ equity:
Preferred stock	-	-
Common stock	76	74
Capital in excess of par value of common stock	185,500	182,007
Accumulated deficit	(47,686)	(82,943)
Unamortized value of restricted stock units	-	(567)
Common stock held in treasury	(5,203)	(4,404)
Total stockholders’ equity	132,687	94,167
Total liabilities and stockholders’ equity	$187,693	$173,886

a.	Relates to the assets and liabilities of 7000 West, which Stratus sold on March 27, 2006.
b.	Includes $2.6 million related to Stratus’ downtown Austin project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Nine Months Ended
	September 30,
	2006	2005
Cash flow from operating activities:
Net income	$35,258	$3,727
Adjustments to reconcile net income to net cash provided by
operating activities:
Income from discontinued operations[a]	(7,617)	(178)
Depreciation	1,043	572
Cost of real estate sold	20,112	11,157
Deferred income taxes	(6,431)	-
Stock-based compensation	894	239
Deposits and other	(6,746)	1,035
(Increase) decrease in working capital:
Accounts receivable and prepaid expenses	(193)	(260)
Accounts payable, accrued liabilities and other	2,889	6,623
Net cash provided by continuing operations	39,209	22,915
Net cash provided by discontinued operations[a]	374	1,111
Net cash provided by operating activities	39,583	24,026

Cash flow from investing activities:
Development of real estate properties	(12,911)	(29,745)
Development of commercial leasing properties and other expenditures	(16,668)	(232)
Municipal utility district reimbursements	1,337	645
Net cash used in continuing operations	(28,242)	(29,332)
Net cash provided by (used in) discontinued operations[a]	10,022	(33)
Net cash used in investing activities	(18,220)	(29,365)

Cash flow from financing activities:
Borrowings from revolving credit facility	15,000	47,005
Payments on revolving credit facility	(30,677)	(45,640)
Borrowings from TIAA mortgage	22,800	-
Payments on TIAA mortgage	(49)	-
Borrowings from project loans	2,236	11,791
Repayments on project loans	(26,863)	(4,299)
Net proceeds from exercised stock options	917	747
Purchases of Stratus common shares	(542)	(3,307)
Bank credit facility fees	(421)	(283)
Net cash (used in) provided by continuing operations	(17,599)	6,014
Net cash used in discontinued operations[a]	-	(146)
Net cash (used in) provided by financing activities	(17,599)	5,868
Net increase in cash and cash equivalents	3,764	529
Cash and cash equivalents at beginning of year	1,901	379
Cash and cash equivalents at end of period	5,665	908
Less cash at discontinued operations[a]	-	(131)
Less cash restricted as to use	(116)	(119)
Unrestricted cash and cash equivalents at end of period	$5,549	$658

a.	Relates to 7000 West, which Stratus sold on March 27, 2006.

III